                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 13 )*


                              TRISTAR Corporation
                        --------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
                       --------------------------------
                         (Title of Class of Securities)

                                   778242107
                             ----------------------
                                 (CUSIP Number)


     Cecil Schenker, P.C.; Akin, Gump, Strauss, Hauer & Feld, L.L.P.; 1500
     ---------------------------------------------------------------------
NationsBank Plaza; 300 Convent Street; San Antonio, Texas 78209; (210) 270-0825
-------------------------------------------------------------------------------
                               and Kirit Sheth;
                               ----------------

       P.O. Box 16758; Jebel Ali Free Zone; Dubai, United Arab Emirates,
       -----------------------------------------------------------------
                            Tel: 011-97-14-519-444
                            ----------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                October 30, 1997
                         ----------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 1 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Mahendra Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              India
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:  15,397,984 shares,
          OWNED BY               includes 2,400,000 shares of capable of being
            EACH                 acquired through exercise of a warrant
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                 includes 2,400,000 shares of capable of being
                                 acquired through includes exercise of a warrant
==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              80.5%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 2 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Shashikant Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [x]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              India
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:  15,397,984 shares,
          OWNED BY               includes 2,400,000 shares of capable of being
            EACH                 acquired through exercise of a warrant
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                 includes 2,400,000 shares of capable of being
                                 acquired through includes exercise of a warrant
==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              80.5%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 3 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Kirit Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              India
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:  15,397,984 shares,
          OWNED BY               includes 2,400,000 shares of capable of being
            EACH                 acquired through exercise of a warrant
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                 includes 2,400,000 shares of capable of being
                                 acquired through includes exercise of a warrant
==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              80.5%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 4 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jamnadas Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              India
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:  15,397,984 shares,
          OWNED BY               includes 2,400,000 shares of capable of being
            EACH                 acquired through exercise of a warrant
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                 includes 2,400,000 shares of capable of being
                                 acquired through includes exercise of a warrant
==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              80.5%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 5 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jayesh Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [x]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [x]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              England
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:                     -0-
          OWNED BY
            EACH
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:                -0-


==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             -0-
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                      [ ]
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           NOT APPLICABLE
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 6 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Virendra Sheth
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [x]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [x]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:                     -0-
          OWNED BY
            EACH
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:                -0-


==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             -0-
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                      [ ]
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              Not applicable
==============================================================================
  14    TYPE OF REPORTING PERSON*

              IN
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 7 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Starion International Limited
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [x]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:                     -0-
          OWNED BY
            EACH
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:                -0-


==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,420,174 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                      [ ]
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              28.3%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              OO
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 8 of 20 Pages
  ---------------------------                ------------------------------

==============================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Transvit Manufacturing Corporation
==============================================================================
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [x]
                                                                       (b) [ ]
==============================================================================
  3     SEC USE ONLY

==============================================================================
  4     SOURCE OF FUNDS*

             Not applicable
==============================================================================
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                       [ ]
        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
==============================================================================
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
==============================================================================
                            7    SOLE VOTING POWER:                       -0-
          NUMBER OF
           SHARES         ====================================================
        BENEFICIALLY        8    SHARED VOTING POWER:        9,977,810 shares
          OWNED BY
            EACH
          REPORTING       ====================================================
           PERSON           9    SOLE DISPOSITIVE POWER:                  -0-
            WITH
                          ====================================================
                            10   SHARED DISPOSITIVE POWER:   9,977,810 shares


==============================================================================
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             9,977,810 shares
==============================================================================
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                      [ ]
        EXCLUDES CERTAIN SHARES*
==============================================================================
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              60%
==============================================================================
  14    TYPE OF REPORTING PERSON*

              OO
==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 9 of 20 Pages
  ---------------------------                ------------------------------

     This Amendment No. 13 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 13 as Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").

     The Schedule 13D is amended as follows:


ITEM 1. SECURITY AND ISSUER.

     This amendment relates to the pledge of 400,000 shares of the Issuer's common stock, $.01 par value ("Common Stock"), by the Core Sheth Families and Starion to Dallah Albaraka Investment Company Limited, an English company (the "Lender"), pursuant to a Deed of Charge and Memorandum of Deposit dated October 30, 1997 (the "Deed of Charge"). Such Common Stock trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and the address of the Issuer's principal executive office is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.


ITEM 2. IDENTITY AND BACKGROUND.

     No amendment.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Not applicable.


ITEM 4. PURPOSE OF THE TRANSACTION.

     On October 30, 1997, the Core Sheth Families and Starion pledged to the Lender 400,000 shares of the Issuer's Common Stock pursuant to the Deed of Charge. The Deed of Charge was executed in connection with the extension of credit to Starion pursuant to a Marahaba Agreement originally entered into with Starion on December 15, 1995. On September 19, 1997, the Lender agreed to extend credit under this agreement if Starion would agree to pledge shares of the Issuer's Common Stock having a value of at least $4,000,000. On October 30, 1997 Starion pledged to the Lender 400,000 shares of the Issuer's Common Stock. Upon receipt of written notice that the collateral is worth less than $3,600,000, Starion has agreed to pledge such additional shares of Common Stock necessary to bring the value of the pledged shares back up to $4,000,000. Under


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 10 of 20 Pages
  ---------------------------                ------------------------------
the Deed of Charge, until receipt of written notice from the Lender following an event of default, Starion may continue to vote its pledge shares and to receive dividends (except for certain dividends in the event of a recapitalization or merger or other combination involving the Issuer).


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.


                                        Sole        Share     Aggregate Shares   Percentage of
Name                                   Voting       Voting      Beneficially        Common
                                        Power        Power          Owned            Stock
---------------------------------------------------------------------------------------------------
All Reporting Persons as a Group         -0-      15,397,984     15,397,984          80.5
The Core Sheth Families                  -0-      15,397,984     15,397,984          80.5
Transvit Manufacturing                   -0-       9,977,810      9,977,810          59.7
Shashikant Sheth                         -0-      15,397,984     15,397,984          80.5
Mahendra Sheth                           -0-      15,397,984     15,397,984          80.5
Kirit Sheth                              -0-      15,397,984     15,397,984          80.5
Jamnadas Sheth                           -0-      15,397,984     15,397,984          80.5
Starion Int'l Ltd                        -0-       5,420,174      5,420,174          28.3
Jay Sheth                                -0-             -0-            -0-           -0-
Viren Sheth                              -0-             -0-            -0-           -0-


     Except with regard to Transvit Manufacturing, Jay Sheth and Viren Sheth, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     The information set forth in Item 4 is incorporated by reference.


  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 11 of 20 Pages
  ---------------------------                ------------------------------

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 13.

     2. Deed of Charge and Memorandum of Deposit dated October 30, 1997.
























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 12 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                   /s/ KIRIT SHETH
                                          -----------------------------------
                                          Kirit Sheth, Individually



























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 13 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                  /s/ JAMNADAS SHETH
                                         ------------------------------------
                                         Jamnadas Sheth, Individually
























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 14 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                  /s/ MAHENDRA SHETH
                                         -------------------------------------
                                         Mahendra Sheth, Individually























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 15 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                 /s/ SHASHIKANT SHETH
                                        --------------------------------------
                                        Shashikant Sheth, Individually





















  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 16 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                         Starion International


                                                By: /s/ SHASHIKANT SHETH
                                                   ----------------------------
                                                Shashikant Sheth, Director
























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 17 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                    /s/ VIRENDRA SHETH
                                           -----------------------------------
                                           Virendra Sheth, Individually




















  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 18 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                  /s/ JAYESH SHETH
                                         -----------------------------------
                                         Jayesh Sheth, Individually























  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 19 of 20 Pages
  ---------------------------                ------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 21, 1997                 Transvit Manufacturing Corporation


                                        By: /s/ MAHENDRA SHETH
                                           ---------------------------------
                                        Mahendra Sheth, President

















  ---------------------------                ------------------------------
     TRISTAR Corporation                              Schedule 13D
    CUSIP No.    778242107                         Page 20 of 20 Pages
  ---------------------------                ------------------------------